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EXHIBIT 5


                                 EUROTECH, LTD.

                         STATEMENT OF THE ESTABLISHMENT
                              OF A SERIES OF SHARES



To:      Department of Consumer and Regulatory Affairs
         Corporation Division
         Washington, D.C. 20002


         Pursuant to the provisions of Title 29 of the District of Columbia Code, 2001 Edition, the undersigned Corporation adopts the following Statement of the Establishment of a Series of Shares:

         FIRST:            The name of the Corporation is Eurotech, Ltd.

         SECOND:           Pursuant to the authority expressly vested in the
Board of Directors of the Corporation by Article FOURTH (b) of the Articles of Incorporation of the Corporation, as amended, the Board of Directors has, by resolution duly adopted as of September 25, 2002, duly established Twenty-Five Thousand (25,000) shares of the Preferred Stock, par value $.01, of the Corporation, as a series designated "Series B 5% Convertible Preferred Stock." To effectuate the establishment of the Series B 5% Convertible Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and the terms and conditions of redemption, all as set by the Board of Directors of the Corporation, Article FOURTH of the Articles of Incorporation, as amended, of the Corporation is hereby further amended to include a new subsection (d) as follows:

         "(d) Twenty-Five Thousand (25,000) shares of the Preferred Stock, par value $ .01, of the Corporation, as a series shall be designated as `Series B 5%

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Convertible Preferred Stock.' The preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption, all as set by the Board of Directors of the Corporation, are as follows:

         Section 1.        Designation and Amount.
                           ----------------------
         The shares of such series shall be designated as the `Series B 5% Convertible Preferred Stock' (the `DESIGNATED SERIES SHARES') and the number of shares initially constituting such series shall be 25,000 which may be issued in whole or fractional shares.

         Section 2.        Dividends and Distributions.
                           ---------------------------

         (a) The holders of Designated Series Shares shall be entitled to receive dividends at a rate of five percent (5%) per annum of the liquidation preference of $1,000 per share (the `LIQUIDATION PREFERENCE'), which shall be fully cumulative, prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock, $.00025 par value per share, of the Corporation (the `COMMON STOCK') or other distribution on the Common Stock of the Corporation. The dividends on the Designated Series Shares shall accrue from the date of issuance of each share and shall be payable to holders of record as they appear on the stock books of the Corporation on a Conversion Date or Redemption Date, and as hereinafter set forth.

         (b) The holders of Designated Series Shares shall not be entitled to receive any dividends or other distributions except as provided in this Statement of the Establishment of Designated Series Shares.

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         Section 3.        Voting Rights.
                           -------------

         Subject to Section 5(a)(vii) hereof, if the holders of Common
Stock shall by the District of Columbia Business Corporation Act, the Corporation's Articles of Incorporation or By_Laws, be entitled to vote on, or consent to any matter, then, each Designated Series Share shall be entitled to a number of votes on each such matter equal to the number of shares of Common Stock into which it is then convertible at the then Conversion Price (using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated) with the holders of Common Stock, voting together, for such purposes as one class.

         Section 4.        Liquidation, Dissolution, Winding Up or Certain
                           -----------------------------------------------
                           Mergers or Consolidations.
                           --------------------------

         If the Corporation shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Corporation shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Corporation, or, unless approved by the holders of at least 50% of the outstanding Designated Series Shares, engage in a merger, plan of reorganization or consolidation in which the entity is not the surviving corporation, then and in that event, no distribution shall be made to the holders of shares of capital stock, unless, prior thereto, the holders of the Designated Series Shares shall have first received an amount in cash or equivalent value in securities or other consideration equal to the Liquidation Preference thereof. If upon any

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liquidation, dissolution, winding up, merger, plan of reorganization or consolidation, the amount so payable or distributable does not equal or exceed the Liquidation Preference of the Designated Series Shares, then, and in that event, the amount of cash so payable, and amount of securities or other consideration so distributable, shall be shared ratably among the holders of the Designated Series Shares and shares of all other series of Preferred Stock of the Corporation then outstanding. Solely for the purposes of Section 4 and
Section 5, the term `LIQUIDATION PREFERENCE' shall mean $1,000 per share with respect to each of the Designated Series Shares, plus any and all accrued unpaid dividends thereon. After the holders of the Designated Series Shares shall have received an amount in cash or equivalent value in securities or other consideration equal to the Liquidation Preference thereof pursuant to this
Section 4, the holders of the Designated Series Shares will not be entitled to participate in any further distribution of the assets of the Corporation.

          Section 5.        Conversion.
                            ----------

          (a)      Right To Convert:
                   ----------------

                   (i) The term `Conversion Price' means the Fixed Conversion Price (as defined below), except if an Optional Scheduled Redemption (as defined in Section 7) has not occurred on an Optional Scheduled Redemption Date as defined in Section 7(a), then the `Conversion Price' shall mean the Alternative Conversion Price (as defined below).

                   (ii) The term `Fixed Conversion Price' means $.75 (which amount is subject to adjustment as provided herein).

                   (iii) (A) If the Common Stock is traded on a national securities exchange on the Conversion Date, the term `Alternative Conversion Price' means the greater of (x) $.05 (the `Floor') or (y) the Variable Conversion Price, calculated as follows:

         90% of the Market Price if the Market Price is between the Floor and $.40 per share;

         85% of the Market Price if the Market Bid Price is between $.41 and $.80 per share;

         80% of the Market Price if the Market Price is between $.81 and $1.20 per share;

         75% if the Market Price if the Market Price is between $1.21 and $2.50 per share;

         70% of the Market Price if the Market Price is between $2.51 and $5.00 per share; and

         65% of the Market Price if the Market Price is at $5.01 and over;

where the Market Price is equal to the average of the Market Price during the five (5) trading days ending on the day immediately preceding the Conversion Date.
                         (B) If the Common Stock is not traded on a national
securities exchange on the Conversion Date, the term `Alternative Conversion Price' means an amount equal to eighty-five percent (85%) of the average of the three lowest Closing Bid Prices (which need not be from consecutive trading days) during the ten (10) trading days ending on the trading day immediately preceding the Conversion Date.

                   (iv) (A) The term `Closing Bid Price' means the closing bid price during regular trading hours of the Common Stock (in U.S. Dollars), as reported by the Reporting Service (as defined below).

                         (B) the Term `Market Price' means the closing bid price
during regular trading hours of the Common Stock (in U.S. Dollars), as reported by the Reporting Service (as defined below).

                   (v) The term `Reporting Service' means Bloomberg LP or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation.

                   (vi) (A) Subject to the provisions for adjustment hereinafter set forth, the limitation of the number of shares of Common Stock issuable upon conversion set forth in Section 5(a)(vii) and (viii), each Designated Series Share and accrued dividends shall be convertible in the manner hereinafter set forth into fully paid and nonassessable shares of Common Stock, at the option of the holder thereof, at any time at the Fixed Conversion Price or as set forth in Subparagraph (B) below at the Alternative Conversion Price, if applicable, at the principal office of the Corporation or any transfer agent for the Designated Series Shares, into the number of fully paid and nonassessable shares of Common Stock which results from dividing the `Conversion Price' (as defined above) into the Liquidation Preference.

                         (B) (1) If the Corporation timely makes payment of the
Optional Scheduled Redemption as set forth in Section 7 hereof, due on the immediately preceding Optional Scheduled Redemption Date, any conversion until the next Optional Scheduled Redemption Date may be made only at the Fixed Conversion Price.
                             (2) If the Corporation fails to timely make an
Optional Scheduled Redemption, due on the immediately preceding Optional Scheduled Redemption Date, an amount equal to ten percent (10%) of the total issued Liquidation Preference of the Designated Series Shares, whether outstanding or not, may be converted at the Alternative Conversion Price during the quarter following such Optional Scheduled Redemption Date, and FURTHER PROVIDED, that to the extent that such ten percent (10%) limit is not converted during such quarter, it shall cumulate and be available for conversion by the Holder during future quarters, whether or not the next succeeding Optional Scheduled Redemption is timely made. Any amounts sold in excess of the Optional Scheduled Redemption shall be applied to reduce the Optional Scheduled Redemption Amounts in inverse order (i.e. first towards the March 2006 Optional Scheduled Redemption).

                         (C) Upon conversion, all accrued or declared but unpaid
dividends on the Designated Series Shares shall either be paid in cash, to the extent permitted by applicable law or, at the option of the Corporation in shares of Common Stock if such Common Stock is duly registered for resale. The conversion date (the `CONVERSION DATE') shall be any date subsequent on which a notice of conversion executed by Holder setting forth the number of Designated Series Shares being converted is received via facsimile or hard copy by the Corporation.
                   (vii) Notwithstanding anything contained herein to the contrary, in no event (except while there is outstanding a tender offer for any or all of the shares of the Corporation's Common Stock, a Notice of Redemption pursuant to Section 7 hereof, or if the Corporation shall enter into any agreement or understanding which may, directly or indirectly, cause or effect a change in `control' as defined in Rule 405 under the Securities Act of 1933) shall any holder of any Designated Series Shares be entitled to convert or vote Designated Series Shares, or shall the Corporation have the obligation to issue shares upon such conversion or in payment of any dividends, to the extent that, after such conversion or payment, the sum of (A) the number of shares of Common

Stock beneficially owned by such holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Designated Series Shares or unexercised portion of any warrants or other securities convertible into shares of Common Stock of the Corporation beneficially owned by such holder), and (B) the number of shares of Common Stock issuable upon the conversion of the Designated Series Shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by such holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to such Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the `1934 ACT'), except as otherwise provided in clause (A) of such sentence.

                   (viii) Notwithstanding anything contained herein to the contrary, without requisite shareholder approval if required by the listing agreement of the American Stock Exchange, in no event shall any holder of any Designated Series Shares be entitled to convert Designated Series Shares, or shall the Corporation have the obligation to issue shares upon such conversion or in payment of any dividends, to the extent that, the Corporation would have issued an aggregate number of shares of Common Stock to the holders of Designated Series Shares exceeding 19.9% of the shares of Common Stock issued and outstanding on October 1, 2002 until such shareholder approval has been obtained.

         (b)   Adjustments to Conversion Price:
               -------------------------------

                  (i) SUBDIVISIONS, COMBINATIONS, OR CONSOLIDATIONS OF COMMON
STOCK: In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Conversion

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Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

               (ii) RECLASSIFICATIONS: In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split_up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger
(i) in which the Corporation is the continuing entity and which does not result in any change in the Common Stock or (ii) which is treated as a liquidation pursuant to Section 4 hereof), the Designated Series Shares shall, after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted its Designated Series Shares into Common Stock. The provisions of this Section 5(b)(ii) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

               (iii) SPIN OFFS: The Corporation agrees that for as long as any Designated Series Shares remain outstanding, the Corporation will not, without the consent of the Holders of a majority of the then outstanding Designated Series Shares, spin off or otherwise divest itself in excess of twenty (20%) percent of its business or operations or dispose all or more than twenty percent (20%) of its assets in a transaction (the `SPIN OFF') in which the Corporation does not receive compensation for such business, operations or assets, but causes securities of another entity (the `SPIN OFF SECURITIES') to be issued to

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security holders of the Corporation. If, for any reason, prior to the Conversion
Date, the Corporation, with the consent of the Holders of a majority of the then outstanding Designated Series Shares, consummates a Spin Off, then the Corporation shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's Designated Series Shares outstanding on the record date (the `RECORD DATE') for determining the amount and number of Spin Off Securities to be issued to security holders of the Corporation (the `OUTSTANDING DESIGNATED SERIES SHARES') been converted as of the close of business on the trading day immediately before the Record Date (the `RESERVED SPIN OFF SHARES'), and (ii) to be issued to the Holder on the conversion of all or any of the Outstanding Designated Series Shares held by the Holder, such amount of the Reserved Spin
Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the number of the Outstanding Designated Series Shares then being converted, and (II) the denominator is the number of the Outstanding Designated Series Shares.

                   (iv) OTHER ADJUSTMENTS TO CONVERSION PRICE.

                         (A) Alternative Conversion Price Adjustments. The
Alternative Conversion Price shall be subject to adjustment from time to time as follows:

                         (i) Common Stock Issued at Less Than the Market Price
or Closing Bid Price. If the Corporation shall issue any Common Stock, other than Excluded Stock (as hereinafter defined), at less than the Market Price or Closing Bid Price, whichever may be applicable, the Alternative Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by the Alternative Conversion Price in effect immediately prior to such issuance and (B) the consideration, if any, received by the Corporation upon such issuance, by (2) the total number of shares of Common Stock outstanding immediately after such issuance.

                   For the purposes of any adjustment of the Alternative Conversion Price pursuant to clause (i), the following provisions shall be applicable:

                         (A) Cash. In the case of the issuance of Common Stock
for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                         (B) Consideration Other Than Cash. In the case of the
issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment; provided that such fair value as determined by the Board of Directors shall not exceed the aggregate Current Market Price of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

                         (C) Options and Convertible Securities. In the case of
the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the

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time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                         (1) The aggregate maximum number of shares of Common
Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

                         (2) The aggregate maximum number of shares of Common
Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses (A) and (B) above), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                         (3) On any change in the number of shares of Common
Stock deliverable upon exercise of any such options, warrants or rights or

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conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the antidilution provisions thereof, the Alternative Conversion Price as then in effect shall forthwith be readjusted to such Alternative Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                         (4) On the expiration or cancellation of any such
options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Alternative Conversion Price shall have been adjusted upon the issuance thereof, the Alternative Conversion Price shall forthwith be readjusted to such Alternative Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

                         (5) If the Alternative Conversion Price shall have been
adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Alternative Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; (provided, however, that no increase in the

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Alternative Conversion Price shall be made pursuant to subclauses (1) and (2) of this subclause (C)).

                   (ii) Excluded Stock. `Excluded Stock' shall mean (A) shares of Common Stock issued or reserved for issuance by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split_up of the outstanding shares of Common Stock or Series A 3% Convertible Preferred Stock or Series B 5% Convertible Preferred Stock, (B) shares of Common Stock issued upon conversion of shares of Series A 3% Convertible Preferred Stock or Series B 5% Convertible Preferred Stock, (C) shares of Common Stock issued upon exercise of warrants, options or convertible securities outstanding on the date hereof, (D) securities being issued to Dean DeNuccio, or (E) shares of Common Stock issued or reserved for issuance upon exercise of options to be granted under any employee stock option plans of the Corporation which may be in effect.

                   (B) In the event a transaction is consummated with a third party on terms providing for a sale price less than the Fixed Conversion Price (however computed), the terms of any unissued, and any issued and unconverted Designated Series Shares, shall be modified to reduce the relevant Fixed Conversion Price to be equal to that provided in the transaction as so consummated.

         (c) Mechanics  of Conversion:
             ------------------------
                   (i) Before any holder of Designated Series Shares shall be entitled to convert the same into shares of Common Stock, he shall telecopy an executed and completed notice (each a `NOTICE OF CONVERSION') to the Corporation, Telecopier No. (703) 352_5994; Attention: Chief Financial Officer (or such other telecopy number as the Corporation shall specify from time to time by notice to the holder), specifying the number of Designated Series Shares to be converted, the Conversion Date, the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and such other information as the Corporation may reasonably request. The holder of

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Designated Series Shares shall deliver within three (3) business days after transmitting the Notice of Conversion by telecopy, the original Notice of Conversion by express courier, with a copy to the Corporation's transfer agent.

                   (ii) The Corporation shall, at its expense, take all actions and use all means necessary and diligent to cause its transfer agent to issue and deliver a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Designated Series Shares (together with a certificate or certificates representing the Designated Series Shares not being so converted) to such holder of Designated Series Shares via express courier, by electronic transfer or otherwise, within five (5) business days after the later of (A) receipt by the transfer agent of the copy of the original Notice of Conversion, and (B) the Conversion Date (the `DELIVERY DATE').

                   (iii) Conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders or holders of such shares of Common Stock on such date.

                   (iv) Upon conversion, the Designated Series Shares shall be deemed cancelled of record. The original certificate or certificates representing the Designated Series Shares shall be delivered by the holder thereof to the Corporation concurrently with delivery of the final Notice of Conversion.

                   (v) CONVERSION DISPUTES. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Section 5(a) hereof. If such dispute involves the calculation of the Conversion Price, the Corporation shall first discuss such discrepancy with the Holder. If the

Corporation and the Holder are unable to agree upon the Conversion Price calculation, the Corporation shall promptly submit the disputed calculation to an independent auditor of its choice. The auditor, at the expense of the party in error (as determined by the auditor), shall audit the calculation and notify the Corporation and the Holder of the results promptly after it receives the disputed calculations. The auditor's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with Section 5(a)hereof.

                  (vi) DELAY IN DELIVERING COMMON STOCK. The Corporation understands that a delay in the delivery of the Common Stock beyond the Delivery Date could result in economic loss to a Holder. As compensation to a Holder for such loss, the Corporation shall, if there is a delay in the delivery of the Common Stock (other than shares of Common Stock subject to conversion disputes as provided in Subsection (v) above) beyond seven business days after the Delivery Date, pay a late payment to such Holder for such late delivery, in immediately available funds upon demand, in an amount equal to the product of
(i) the Stated Value of the Designated Series Shares for which the applicable Common Stock is late, times (ii) one percent (1%), times (iii) the number of business days between such seventh business day after the Delivery Date and the date on which such Common Stock is actually delivered by the Corporation. Nothing herein shall limit the Holder's right to pursue actual damages for the Corporation's failure to issue and deliver the applicable Common Stock to the Holder by the Delivery Date. Furthermore, in addition to any other remedies that may be available to the Holder, in the event the Corporation fails for any reason to effect delivery of Common Stock within seven business days after the Delivery Date, the Holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation, whereupon the

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Corporation and the Holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice; provided, however, that any payments contemplated by this Section that have accrued through the date of such revocation notice shall remain due and owing to the Holder notwithstanding such revocation.

                  (vii) BUY-IN. If, by a given Delivery Date, the Corporation fails for any reason to deliver required Common Stock (other than shares of Common Stock subject to conversion disputes as provided in Subsection (v) above) and, after such Delivery Date, the Holder purchases, in an arm's length open market transaction or otherwise, shares of Common Stock (the `COVERING SHARES') in order to make delivery in satisfaction of a sale of Common Stock by such Holder (the `SOLD SHARES'), which delivery such Holder anticipated to make using the shares of Common Stock to be issued upon such conversion (a `BUY-IN'), the Holder shall have the right to require the Corporation to pay to the Holder, in addition to and not in lieu of the amounts due under Section 5(c) hereof (and in addition to and not in lieu of any other amounts required under any other agreements between the Corporation and such Holder), the Buy-In Adjustment Amount (as defined below). The Corporation shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds, immediately upon demand by the Holder. For purposes of this Section 5(c)(vii), the `BUY-IN ADJUSTMENT AMOUNT' shall be equal to the excess, if any, of (i) a Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over
(ii) the net proceeds (after brokerage commissions, if any) received by such Holder from the sale of the Sold Shares. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount would be $1,000.

                   (viii) DWAC CERTIFICATE DELIVERY. In lieu of delivering physical Common Stock, provided the Corporation's transfer agent is participating in the Depository Trust Corporation (`DTC') Fast Automated Securities Transfer program, upon request of a Holder, so long as such Common Stock does not bear a legend and the Holder thereof is not obligated to return such Common Stock for the placement of a legend thereon, the Corporation shall, if commercially reasonable, cause its transfer agent to transmit electronically the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission system.

                   (ix) CONVERSION IN BANKRUPTCY. A Holder shall be entitled to exercise its conversion right with respect to the Designated Series Shares notwithstanding the commencement of any case under 11 U.S.C. ss.101 et seq. (the `Bankruptcy Code'). In the event the Corporation is a debtor under the Bankruptcy Code, the Corporation hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. ss.362 in respect of such Holder's right to convert the Designated Series Shares. The Corporation agrees, without cost or expense to such Holder, to take or to consent to any and all actions necessary to effectuate relief for the Holder under 11 U.S.C. ss.362.

                   (d) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of

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

the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (5) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Designated Series Shares against impairment.

                   (e) NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any corporation other than the Corporation's subsidiaries, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Designated Series Shares: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in
(iii) and (iv) above; and (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                   (f) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of

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

shares of Common Stock on conversion of shares of Designated Series Shares pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                   (g) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Designated Series Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Designated Series Shares; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Designated Series Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient or such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation.

                   (h) FRACTIONAL SHARES. In lieu of any fractional shares to which the holder of a Designated Series Share would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

         Section 6.        Reports as to Adjustments.
                           -------------------------

Whenever the Conversion Price or the type of securities, cash or other property into which the Designated Series Shares may be converted is adjusted as provided in Section 5 hereof, the Corporation shall promptly mail to the holders of record of the outstanding Designated Series Shares at their respective addresses

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

as the same shall appear in the Corporation's stock records, a notice stating that the Conversion Price has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each Designated Series Share is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment became effective.

          Section 7.       Redemption
                           ----------

                   (a) (i) All or any portion of the Designated Series Shares may be redeemed at any time by the Corporation at its sole discretion upon payment in cash of $1,000.00 per Designated Series Share, plus accrued and unpaid dividends thereon (the `REDEMPTION PRICE').

                       (ii) The Corporation shall have the option to redeem the Designated Series Shares and accrued dividends (`OPTIONAL SCHEDULED REDEMPTION') in the amounts, and on or before the dates set forth in the schedule below:

                         Optional Scheduled            Optional Scheduled
                         Redemption Date               Redemption Amount
                         ---------------               -----------------

                         June 30, 2003                 $    750,000
                         September 30, 2003            $    750,000
                         December 31, 2003             $    750,000
                         March 31, 2004                $  1,000,000
                         June 30, 2004                 $  1,500,000
                         September 30, 2004            $  1,500,000
                         December 31, 2004             $  2,000,000
                         March 31, 2005                $  2,000,000
                         June 30, 2005                 $  2,500,000
                         September 30, 2005            $  2,500,000
                         December 31, 2005             $  2,750,000
                         March 31, 2006                $  2,800,000
                         Total:                        $ 20,800,000

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

         (b) Any notice of redemption (`REDEMPTION NOTICE') given by the Corporation with respect to the Designated Series Shares shall be delivered by mail, first class postage prepaid, to each holder of record (at the close of business on the business day preceding the day on which notice is given) of the Designated Series Shares, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation, for the purpose of notifying such holder of the redemption to be effected. The Redemption Notice shall specify a date (the `REDEMPTION DATE') not earlier than five (5) nor later than ten (10) days after the mailing of the Redemption Notice on which the Designated Series Shares then outstanding shall be redeemed and the place at which payment may be obtained, which shall be the principal offices of the Corporation. The Redemption Notice shall call upon each holder of Designated Series Shares to either (i) surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the Designated Series Shares to be redeemed or (ii) unless limited by the rules of the principal market convert, in whole or in part, the Designated Series Shares into Common Stock prior to the Redemption Date in accordance with the provisions of Section 5 above. If the Corporation elects to redeem shares pursuant to this
Section 7 and defaults or fails to perform its redemption obligations pursuant to this Section 7 in connection therewith, the holders of the Designated Series Shares shall then have the absolute right to convert such Designated Series Shares into Common Stock in accordance with the provisions of Section 5.

         (c) On the Redemption Date, the Corporation shall pay by cash or wire transfer of immediately available funds to the person whose name appears on the certificate or certificates of the Designated Series Shares that (i) shall not have been converted pursuant to Section 5 hereof and (ii) shall have been surrendered to the Corporation in the manner and at the place designated in the Redemption Notice, the Redemption Price, and thereupon each surrendered certificate shall be canceled.

       (d) From and after the Redemption Date, unless there shall have been default in payment of the Redemption Price, all rights of the holders of the Designated Series Shares (except the right to receive the Redemption Price subsequent to the Redemption Date upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Furthermore, in the event such Redemption Payment is not timely made, any rights of the Corporation to redeem Designated Series Shares shall terminate, and the Notice of Redemption shall be null and void.

         Section 8.        Reacquired Shares.
                           -----------------

         Any Designated Series Shares converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the conversion or acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the District of Columbia Business Corporation Act. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $.01 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $.01 par value, of the Corporation."

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

         THIRD: This Statement of the Establishment of a Series of Shares was duly adopted by the Board of Directors of the Corporation as of September 25, 2002.

         IN WITNESS WHEREOF, Eurotech, Ltd. has caused this Statement of the Establishment of a Series of Shares to be signed in its name and on its behalf by its President as of the 30th day of September, 2002.

                                          Eurotech, Ltd.

                                     By:  /s/ Don V. Hahnfeldt
                                          ------------------------
                                             Don V. Hahnfeldt
                                             President

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